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                                                                    EXHIBIT 99.2

                                                                 (WILLIAMS LOGO)

NEWS RELEASE



NYSE: WMB



DATE:   May 19, 2003

  Williams Intends Private Placement of $275 Million in Convertible Debentures

         TULSA, Okla. - Williams (NYSE:WMB) today announced it is planning a private placement of $275 million aggregate principal amount of junior subordinated convertible debentures due 2030 to certain qualified institutional buyers under the Securities Act of 1933. Williams will also grant the initial purchaser of the debentures an option to purchase up to an additional $25 million aggregate principal amount of the debentures.

         Williams intends to use the net proceeds from the offering to fund the repurchase, also announced today, of the convertible preferred stock currently held by a subsidiary of MidAmerican Energy Holdings Company.

         The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:     Kelly Swan
             Williams (media relations)
             (918) 573-6932

             Travis Campbell
             Williams (investor relations)
             (918) 573-2944

             Courtney Baugher
             Williams (investor relations)
             (918) 573-5768

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.